Exhibit 10.6

Mr. N. John Waddock

c/o First Busey Corporation

100 West University

Champaign, Illinois  61824-4028

Dear John:

As you are aware, First Busey Corporation has implemented several changes in the executive management of the company.  As part of this management restructuring, on or about March 31, 2010, your position will change from Executive Vice President, Chief Credit Officer to Executive Vice President, Business Banking.

In this new position you will report to the President and Chief Executive Officer of Busey Bank.  Your compensation and benefits will remain unchanged at this time, but may change when all management compensation is reviewed after the end of the first quarter of this year.  You will assume the new responsibility as Executive Vice President of the Business Banking business line.  You will continue to perform other duties as assigned by the Chief Executive Officer or the board of directors.

Please confirm your acquiescence and agreement to the changes noted above as though such changes were reflected in your employment agreement with First Busey by signing below and returning a copy of this letter to Dave White.  This letter will act as an addendum to your employment agreement.

Thank you for your continued efforts.

Very truly yours,

Van A. Dukeman
President and CEO
First Busey Corporation

I understand and agree to the foregoing changes to my job title and related job duties and responsibilities.

/s/ N. John Waddock
N. John Waddock